EXHIBIT 16.1

[Letterhead of John P. Semmens CPA, a Professional Corporation]

January 17, 2003

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington D.C. 20549

Dear Sir or Madam:

We have read paragraphs (a)(i) through (a)(vi) of Item 4 of the Current Report on Form 8-K of Availent Financial, Inc., a Delaware corporation (the “Corporation”), to be filed by the Corporation with the Securities and Exchange Commission on or about January 17, 2003 in connection with the change in the certifying accountant of the Corporation and agree with the statements made by the Corporation therein.

Very Truly Yours,

/s/ John P. Semmens
John P. Semmens CPA

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